Exhibit (a)(1)(v)

FORM OF LETTER TO CLIENTS OF BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES, RETIREMENT PLAN TRUSTEES AND OTHER NOMINEES

REGARDING THE OFFER BY

Rydex Capital Partners SPhinX Fund

TO REPURCHASE UP TO 100% OF ITS

SHARES OF BENEFICIAL INTEREST (“SHARES”) AT THEIR NET ASSET VALUE PER SHARE IN CASH

To Our Clients:

Enclosed for your consideration are materials related to the offer by Rydex Capital Partners SPhinX Fund (the “Fund”) to repurchase up to 100% of its shares of beneficial interest (the “Shares”), subject to the terms and conditions of the Offer to Purchase dated April 25, 2006 and the related Letter of Transmittal, which together as amended from time to time constitute the “Special Repurchase Offer”. The Fund is a Delaware statutory trust, registered under the Investment Company Act of 1940, as amended, as a closed-end, non-diversified management investment company.

The Offer to Purchase and the Letter of Transmittal are being forwarded to you as the beneficial owner of Shares held by us for your account. Contact us to present Shares we hold for your account for repurchase.

Your attention is called to the following:

1.                                       The Purchase Price is an amount equal to the net asset value as of the close of the regular trading session of the New York Stock Exchange on May 25, 2006. A Shareholder may expect to receive the Repurchase Price for every Share tendered and accepted, in cash, without interest. However, there is a likelihood that any tender of Fund shares in connection with the Special Repurchase Offer will result in the payment of approximately 89% of the repurchase cash proceeds within the timeframes set forth in the Special Repurchase Offer materials. The remaining 11% of proceeds will be withheld pending resolution of the Refco bankruptcy proceedings.

2.                                       THE SPECIAL REPURCHASE OFFER EXPIRES AT 12:00 MIDNIGHT, EASTERN TIME MAY 22, 2006, UNLESS EXTENDED.

3.                                       The Special Repurchase Offer is for up to 100% of the Shares of the Fund issued and outstanding as of the Expiration Date, and is not conditioned upon any minimum number of outstanding Shares being presented for redemption, but is subject to certain conditions set forth in the Offer to Purchase. Under the conditions described in the Offer to Purchase, the Fund can terminate or amend the Special Repurchase Offer or can postpone the acceptance for payment of, payment for or repurchase of any Shares.

4.                                       Redeeming Shareholders will not be obligated to pay brokerage commissions on the repurchase of Shares by the Fund pursuant to the Special Repurchase Offer; however, a Financial Intermediary may charge a fee for processing the transactions on behalf of Shareholders.

If you wish to have us present your Shares for redemption, please instruct us by completing, signing and returning to us the Instruction Form enclosed.

YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO PRESENT YOUR SHARES FOR REDEMPTION ON YOUR BEHALF ON OR BEFORE THE EXPIRATION OF THE SPECIAL REPURCHASE OFFER. THE EXPIRATION DATE AND THE WITHDRAWAL DEADLINE IS 12:00 MIDNIGHT EASTERN TIME MAY 22, 2006, UNLESS EXTENDED.

The Special Repurchase Offer is not being made to (nor will redemption requests be accepted from or on behalf of) owners of Shares in any jurisdiction in which the Special Repurchase Offer or its acceptance would violate the laws of that jurisdiction. To the extent that the securities laws of any jurisdiction would require the Special Repurchase Offer to be made by a licensed broker or dealer, the Special Repurchase Offer shall be deemed to be made on the Fund’s behalf by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

NONE OF THE FUND, THE BOARD OF TRUSTEES, FORUM SHAREHOLDER SERVICES, LLC OR RYDEX IS MAKING ANY RECOMMENDATION TO ANY SHAREHOLDER WHETHER TO SUBMIT FOR REDEMPTION OR TO REFRAIN FROM SUBMITTING FOR REDEMPTION SHARES. THE FUND HAS BEEN ADVISED THAT NO TRUSTEE OR OFFICER OF THE FUND NOR RYDEX WILL PARTICIPATE IN THE SPECIAL REPURCHASE OFFER. EACH SHAREHOLDER IS URGED TO READ AND EVALUATE THE SPECIAL REPURCHASE OFFER STATEMENT AND ACCOMPANYING MATERIALS CAREFULLY.

Very truly yours,

[Broker Name]